Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS SECOND QUARTER RESULTS
Generates Free Cash Flow of Approximately $20.2 Million;
39.1% Non-GAAP EBITDA Margin Achieved;
First Sequential Quarter of Growth Since 2008
Tempe, AZ — August 5, 2010 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the second quarter and six months ended June 30, 2010.
Non-GAAP Second Quarter 2010
•	Total revenues were $81.8 million;

•	Leasing revenues were $72.9 million and comprised 89.1% of total revenues;

•	Sales revenues were $8.5 million with margins of 31.9%;

•	EBITDA was $32.0 million or 39.1% of total revenues; and

•	Net income was $5.5 million or $0.13 per diluted share.
Other Second Quarter 2010 Highlights
•	Free cash flow totaled $20.2 million;

•	We used free cash flow and other funds to pay down net debt by an additional $20.7 million;

•	Yield (total lease revenues per unit on rent) increased 4.1% compared to the second quarter of 2009 primarily due to ancillary revenues and product mix;

•	Yield also increased 5.2% compared to the first quarter of 2010 primarily due to ancillary revenues, and to a lesser extent, an increase in rental rates;

•	Average utilization rate was 52.4% in the second quarter, and rose to 53.3% by quarter-end; and

•	Excess availability under our revolver at June 30, 2010 was $335.3 million.
Non-GAAP Six Months Ended June 30, 2010 Highlights
•	Total revenues were $158.7 million;

•	Leasing revenues were $143.1 million and comprised 90.2% of total revenues;

•	Sales revenues were $14.8 million with margins of 33.3%;

•	EBITDA was $62.0 million or 39.0% of total revenues;

•	Net income was $9.3 million or $0.21 per diluted share;

•	Free cash flow totaled $31.5 million; and

•	We used free cash flow from operations and other funds to pay down net debt by $34.3 million.
Non-GAAP results (EBITDA and EBITDA margin) for the 2010 second quarter and first half exclude approximately $1.1 million and $3.4 million, respectively, of expenses relating primarily to ongoing restructuring of our operations. Non-GAAP reconciliation tables are on page 6, and show the effects of these expenses to comparable GAAP figures.
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Mobile Mini, Inc. News Release August 5, 2010	Page 2
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “The second quarter is the first reporting period of sequential quarterly gains since the third quarter of 2008. Total revenues, leasing revenues and adjusted EBITDA rose 6.5%, 3.9%, and 6.9%, respectively, compared to the first quarter of this year. While seasonality was a factor, the strengthening of our core business also contributed to this upturn. As we discussed back in May when we reported first quarter results, our level of business with customers that rent our portable storage units over a longer duration is making a comeback. In addition, we are also seeing construction activity increasing in certain regions. This has led to an upturn in utilization from 52.1% at March 31st to 53.3% at June 30th. We are also pleased by the improvement in second quarter yield which rose 5.2% compared to the 2010 first quarter. Although we are still off from optimal business conditions, we are encouraged with the upward direction in revenues, utilization and yield.”
He continued, “From the second quarter of 2009 compared to the second quarter of 2010, over $5 million of adjusted selling, general and administrative expenses (“SG&A”) has been eliminated from our business. Beyond headcount reductions, we have streamlined our overall operations most notably through the migration of 32 branches into low-cost operational yards and the implementation of our hybrid sales model. These and other improvements are both cumulative and enduring and have enabled us to achieve adjusted EBITDA margins of 39.1% for the second quarter.”
Mr. Bunger went on to say, “We continue to be impressed by the results achieved to date from the bifurcation of our sales force. With the addition of National Sales Centers (“NSCs”), we have lower selling costs, lower employee turnover, and higher closing ratios than historically achieved, while delivering the same high level of service to our customers. With the NSC in Tempe, Arizona, we are also now able to more quickly and economically enter new markets. As we announced in June, we opened low cost operational yards in three new markets — Omaha, NE; Norfolk/Virginia Beach, VA and Washington, DC. By relocating underutilized lease assets from nearby locations, doing a modest amount of local advertising and by utilizing our highly trained, monitored and motivated NSC personnel for sales outreach and order taking, those locations were open for business shortly after leases were signed. In addition to the positive impact realized from the NSC, we also expect to achieve efficiency gains from our newly implemented logistics system, which helps us optimize the delivery and pick-up of our rental fleet.”
On the subject of European operations, Mr. Bunger noted, “Business has continued to stabilize overseas as well. The benefits of the hybrid sales model, our focus on ways to enhance yield, plus ongoing cost savings and efficiencies are reflected in the 2.3 percentage point sequential quarter and the 2.8 percentage point comparable quarter improvement in the European adjusted EBITDA margins.”
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Mobile Mini, Inc. News Release August 5, 2010	Page 3
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “We have generated free cash flow for ten consecutive quarters as of June 30, 2010. Second quarter free cash flow totaled $20.2 million and for the trailing twelve months totaled $72.9 million. In addition, we generated our sixth consecutive quarter of net capital proceeds, where proceeds generated from the sale of units in the fleet exceeded all of our capital expenditure needs for such period. Net capital proceeds for the second quarter were $2.3 million, for a year-to-date total of $3.4 million. We continued to use cash flow from operations and CAPEX proceeds to pay down our debt by approximately $20.7 million, for a year-to-date total of $34.3 million. For the trailing twelve months, we paid down net debt by $83.8 million.”
EBITDA, EBITDA margin and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found later in this release.
Conference Call
Mobile Mini will host a conference call today, Thursday, August 5, 2010 at 12 noon ET to review these results. To listen to the call live, dial 706-679-0885 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation which will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available after the call. We will also post the method of reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of over 251,000 portable storage and office units with 121 locations in the US, United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding resumption of growth, free cash flow, ability to more quickly and economically enter new markets, efficiency gains from logistics systems, borrowing availability, efficiencies of the NSCs, improved utilization, increasing yield and debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com
(See Accompanying Tables)

Mobile Mini, Inc. News Release August 5, 2010	Page 4
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2010	2010	2009	2009
	GAAP	Non-GAAP (1)	GAAP	Non-GAAP (1)
Revenues:
Leasing	$72,911	$72,911	$84,397	$84,397
Sales	8,505	8,505	9,858	9,858
Other	427	427	669	669

Total revenues	81,843	81,843	94,924	94,924

Cost of sales	5,788	5,788	6,620	6,620
Leasing, selling and general expenses (2)	44,260	44,030	49,075	49,075
Integration, merger and restructuring expenses (3)	928	—	5,629	—
Depreciation and amortization	9,040	9,040	10,434	10,434

Total costs and expenses	60,016	58,858	71,758	66,129

Income from operations	21,827	22,985	23,166	28,795
Other income (expense):
Interest income	—	—	3	3
Interest expense	(14,287)	(14,287)	(14,966)	(14,966)
Foreign currency exchange	(6)	(6)	8	8

Income before provision for income taxes	7,534	8,692	8,211	13,840
Provision for income taxes	2,755	3,200	2,984	5,118

Net income	4,779	5,492	5,227	8,722
Earnings allocable to preferred stockholders	(903)	(1,038)	(1,041)	(1,736)

Net income available to common stockholders	$3,876	$4,454	$4,186	$6,986

Earnings per share:
Basic	$0.11	$0.13	$0.12	$0.20

Diluted	$0.11	$0.13	$0.12	$0.20

Weighted average number of common and common share equivalents outstanding:
Basic	35,147	35,147	34,390	34,390

Diluted	43,790	43,790	43,111	43,111

EBITDA	$30,861	$32,019	$33,611	$39,240

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Difference relates to one-time expenses and is excluded in the Non-GAAP presentation.

(3)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release August 5, 2010	Page 5
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)/(includes effects of rounding)

	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2010	2009	2009
	GAAP	Non-GAAP (1)	GAAP	Non-GAAP (1)
Revenues:
Leasing	$143,090	$143,090	$173,913	$173,913
Sales	14,819	14,819	19,918	19,918
Other	812	812	1,257	1,257

Total revenues	158,721	158,721	195,088	195,088

Costs and expenses:
Cost of sales	9,878	9,878	13,489	13,489
Leasing, selling and general expenses (2)	87,122	86,852	100,647	100,647
Integration, merger and restructuring expenses (3)	3,154	—	7,843	—
Depreciation and amortization	18,180	18,180	20,687	20,687

Total costs and expenses	118,334	114,910	142,666	134,823

Income from operations	40,387	43,811	52,422	60,265
Other income (expense):
Interest income	1	1	6	6
Interest expense	(28,974)	(28,974)	(30,207)	(30,207)
Foreign currency exchange	(14)	(14)	(75)	(75)

Income before provision for income taxes	11,400	14,824	22,146	29,989
Provision for income taxes	4,211	5,528	8,453	11,436

Net income	7,189	9,296	13,693	18,553
Earnings allocable to preferred stockholders	(1,359)	(1,737)	(2,729)	(3,698)

Net income available to common stockholders	$5,830	$7,559	$10,964	$14,855

Earnings per share:
Basic	$0.17	$0.22	$0.32	$0.43

Diluted	$0.16	$0.21	$0.32	$0.43

Weighted average number of common and common share equivalents outstanding:
Basic	35,115	35,115	34,367	34,367

Diluted	43,652	43,652	43,047	43,047

EBITDA	$58,554	$61,978	$73,040	$80,883

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Difference relates to one-time expenses and is excluded in the Non-GAAP presentation.

(3)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release August 5, 2010	Page 6
Non-GAAP Reconciliations to Nearest Comparable GAAP Measures

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration, merger			Integration, merger
		and restructuring			and restructuring
	Non-GAAP (1)	expenses & other (2)	GAAP	Non-GAAP (1)	expenses (2)	GAAP
Revenues	$81,843	$—	$81,843	$94,924	$—	$94,924
EBITDA	$32,019	$(1,158)	$30,861	$39,240	$(5,629)	$33,611
EBITDA margin	39.1%	(1.4%)	37.7%	41.3%	(5.9%)	35.4%
Operating income	$22,985	$(1,158)	$21,827	$28,795	$(5,629)	$23,166
Operating income margin	28.1%	(1.4%)	26.7%	30.3%	(5.9%)	24.4%
Pre tax income	$8,692	$(1,158)	$7,534	$13,840	$(5,629)	$8,211
Net income	$5,492	$(713)	$4,779	$8,722	$(3,495)	$5,227
Diluted earnings per share	$0.13	$(0.02)	$0.11	$0.20	$(0.08)	$0.12

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration, merger			Integration, merger
		and restructuring			and restructuring
	Non-GAAP (1)	expenses & other (2)	GAAP	Non-GAAP (1)	expenses (2)	GAAP
Revenues	$158,721	$—	$158,721	$195,088	$—	$195,088
EBITDA	$61,978	$(3,424)	$58,554	$80,883	$(7,843)	$73,040
EBITDA margin	39.0%	(2.2%)	36.9%	41.5%	(4.0%)	37.4%
Operating income	$43,811	$(3,424)	$40,387	$60,265	$(7,843)	$52,422
Operating income margin	27.6%	(2.2%)	25.4%	30.9%	(4.0%)	26.9%
Pre tax income	$14,824	$(3,424)	$11,400	$29,989	$(7,843)	$22,146
Net income	$9,296	$(2,107)	$7,189	$18,553	$(4,860)	$13,693
Diluted earnings per share	$0.21	$(0.05)	$0.16	$0.43	$(0.11)	$0.32

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and other excludes one-time expenses incurred in the applicable period.

Mobile Mini, Inc. News Release August 5, 2010	Page 7
This press release includes the financial measures “EBITDA”, “EBITDA margin” and “free cash flow”. These measurements may be deemed a “non-GAAP financial measure” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at adjusted EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and adjusted EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

Mobile Mini, Inc. News Release August 5, 2010	Page 8

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Reconciliation of EBITDA to Net cash provided by operating activities:
EBITDA	$30,861	$33,611	$58,554	$73,040
Interest paid	(10,925)	(11,954)	(25,902)	(28,083)
Income and franchise taxes paid	(516)	(728)	(649)	(872)
Share-based compensation expense	1,607	1,660	3,023	3,281
Gain on sale of lease fleet units	(2,451)	(2,934)	(4,477)	(5,779)
(Gain) loss on disposal of property, plant & equipment	(75)	11	(82)	36
Changes in certain assets and liabilities:
Receivables	(3,700)	5,836	2	17,563
Inventories	158	1,209	906	1,639
Deposits and prepaid expenses	1,272	2,105	2,224	2,435
Other assets and intangibles	(341)	(260)	(523)	(441)
Accounts payable and accrued liabilities	1,995	(2,320)	(4,941)	(15,983)

Net cash provided by operating activities	$17,885	$26,236	$28,135	$46,836

Reconciliation of Net income to EBITDA and adjusted EBITDA:
Net income	$4,779	$5,227	$7,189	$13,693
Interest expense	14,287	14,966	28,974	30,207
Provision for income taxes	2,755	2,984	4,211	8,453
Depreciation and amortization	9,040	10,434	18,180	20,687

EBITDA	30,861	33,611	58,554	73,040
Integration, merger and restructuring expenses & other	1,158	5,629	3,424	7,843

Adjusted EBITDA	$32,019	$39,240	$61,978	$80,883

Reconciliation of Free cash flow:
Net cash provided by operating activities	$17,885	$26,236	$28,135	$46,836
Additions to lease fleet	(3,415)	(5,720)	(7,247)	(10,879)
Proceeds from sale of lease fleet units	7,384	8,387	12,823	16,929
Additions to property, plant and equipment	(1,701)	(2,742)	(2,258)	(4,774)
Proceeds from sale of property, plant and equipment	37	150	85	243

Net capital proceeds	2,305	75	3,403	1,519

Free cash flow	$20,190	$26,311	$31,538	$48,355

Mobile Mini, Inc. News Release August 5, 2010	Page 9
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Cash	$2,341	$1,740
Receivables, net	40,248	40,867
Inventories	21,076	22,147
Lease fleet, net	1,037,360	1,055,328
Property, plant and equipment, net	79,710	84,160
Deposits and prepaid expenses	7,620	9,916
Other assets and intangibles, net	22,382	26,643
Goodwill	509,686	513,238

Total assets	$1,720,423	$1,754,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$13,916	$14,130
Accrued liabilities	56,619	64,915
Lines of credit	446,868	473,655
Notes payable	315	1,128
Obligations under capital leases	3.333	4,061
Senior notes, net	339,851	345,402
Deferred income taxes	160,340	155,697

Total liabilities	1,021,242	1,058,988

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and 8,191 outstanding at June 30, 2010 and December 31, 2009, stated at its liquidation preference values	147,427	147,427

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 38,589 issued and 36,414 outstanding at June 30, 2010 and 38,451 issued and 36,276 outstanding at December 31, 2009	386	385
Additional paid-in capital	345,413	341,597
Retained earnings	277,922	270,733
Accumulated other comprehensive loss	(32,667)	(25,791)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	551,754	547,624

Total liabilities and stockholders’ equity	$1,720,423	$1,754,039